Exhibit 21.1

LIST OF SUBSIDIARIES OF QUINTANA SHIPPING LTD.

Subsidiary	Jurisdiction of Incorporation

Q Jake Shipping Ltd.	Republic of the Marshall Islands

Q Ioanari Shipping Ltd.	Republic of the Marshall Islands

Q A Maritime Ltd.	Republic of the Marshall Islands

Q Myrtalia Shipping Ltd.	Republic of the Marshall Islands

Q Gayle Shipping Ltd.	Republic of the Marshall Islands

Q Keen Shipping Ltd.	Republic of the Marshall Islands

Q Shea Shipping Ltd.	Republic of the Marshall Islands

Q Sue Shipping Ltd.	Republic of the Marshall Islands

Q Deb Shipping Ltd.	Republic of the Marshall Islands

Q Kaki Shipping Ltd.	Republic of the Marshall Islands

Q Houston Shipping Ltd.	Republic of the Marshall Islands

Q Anastasia Shipping Ltd.	Republic of the Marshall Islands

Q Amreen Shipping Ltd.	Republic of the Marshall Islands

Q Kennedy Shipping Ltd.	Republic of the Marshall Islands

Quintana Ship Management Ltd.	Republic of the Marshall Islands